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                                                                                      Exhibit 11.1

                           THE SPORTS AUTHORITY, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)

                                                                                                   13 WEEKS ENDED
                                                                                           ------------------------------
                                                                                              April 28,         April 23,
                                                                                                1996              1995
                                                                                            ------------     ---------
                                                                                                      (Unaudited)
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Financial statement computations:

     Income before income taxes                                                             $   3,172        $    2,927
     Income tax expense                                                                         1,300             1,250
     Minority interest                                                                           (181)                -
                                                                                             --------         ---------

     Net income                                                                             $   2,053        $    1,677
                                                                                            =========        ==========

Earnings per share:

     Shares used in primary earnings per share computation:
         Weighted average common shares outstanding                                            20,865            20,783
         Net additional shares assuming options exercised
           and proceeds used to purchase treasury shares
           at average market price                                                                231                27
                                                                                            ---------        ----------

         Common and common equivalent shares                                                   21,096            20,810
                                                                                            =========        ==========

     Earnings per share assuming primary dilution                                           $    0.10        $     0.08
                                                                                            =========        ==========

     Shares used in fully diluted earnings per share computation:
         Weighted average common shares outstanding                                            20,865            20,783
         Net additional shares assuming options exercised
           and proceeds used to purchase treasury shares
           at higher of average market price and period-
           end market price.                                                                      358                27
                                                                                            ---------        ----------

         Common and common equivalent shares                                                   21,223            20,810
                                                                                            =========        ==========

     Earnings per share assuming full dilution                                              $    0.10        $     0.08
                                                                                            =========        ==========

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